Exhibit 99.1

BIOLASE ANNOUNCES SELECT PRELIMINARY THIRD

QUARTER 2019 FINANCIAL RESULTS AND DATE FOR REPORTING THIRD

QUARTER 2019 RESULTS

IRVINE, Calif., October 21, 2019 – BIOLASE, Inc. (NASDAQ: BIOL), the global leader in dental lasers, today announced select unaudited preliminary financial results for the third quarter ended September 30, 2019.

Select Preliminary Third Quarter 2019 Unaudited Financial Results:

•	Revenue is expected to be in the range of $8.5 million to $8.8 million.

•

Loss from operations is expected to be in the range of ($4.8) million to ($5.2) million as the Company increased its allowance for doubtful accounts by approximately $1.1 million to fully reserve for payments still owed to it by its Chinese distributor.

•	Net loss is expected to be in the range of ($5.4) million to ($5.8) million

•

Third quarter adjusted EBITDA is anticipated to be in the range of ($2.7) million to ($3.1) million. The Company continues to expect to be adjusted EBITDA break-even in the fourth quarter of 2019, which is historically the Company’s strongest quarter.

Estimates of financial results are inherently uncertain and subject to change, and actual results may differ materially due to the completion of management’s final review, final adjustments and other developments that may arise before the Company’s financial results for the quarter ended September 30, 2019 are finalized.

Non-GAAP Disclosure

In addition to the financial information prepared in conformity with generally accepted accounting principles in the U.S. (“GAAP”), this press release includes certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company’s ongoing core operating performance than their GAAP equivalents.

Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based compensation and allowance for doubtful accounts. Management uses adjusted EBITDA in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

BIOLASE, Inc.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in millions)

(unaudited)

ADJUSTED EBITDA

Three Months Ended September 30, 2019
GAAP net loss attributable to common stockholders	$(5,400) – (5,800)
Deemed dividend on convertible preferred stock	—

GAAP net loss	$(5,400) – (5,800)
Adjustments:
Interest expense, net	551
Income tax provision	—
Depreciation and amortization	231
Change in allowance for doubtful accounts	1,131
Stock-based compensation	770

Adjusted EBITDA	$(2,717) – (3,117)

The Company’s outlook for fourth quarter of 2019 earnings is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as interest rates, or reliably predicted, such as stock-based compensation. Any such reconciling items may be significant.

Conference Call Information

BIOLASE, Inc. will host a conference call on November 6, 2019 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its financial results for the third quarter ended September 30, 2019, and to answer questions. For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the dial-in number in the U.S./Canada is 800-458-4148. For international participants outside the U.S./Canada, the dial-in number is 323-794-2093. For all callers, refer to the Conference ID 9068935. To access the live webcast, visit the Investor Relations section of the BIOLASE website at www.biolase.com and see “Investor Events”.

An audio archive of the webcast will be available for 30 days on the Investor Relations section of the BIOLASE website.

About BIOLASE, Inc. BIOLASE, Inc. is a medical device company that is a global market leader in the manufacturing and marketing of proprietary dental laser systems that enable dentists and dental specialists to perform a broad range of minimally invasive dental procedures, including cosmetic, restorative, and surgical applications. BIOLASE’s laser systems are designed to provide clinically superior, patient-friendly results for many types of common dental procedures compared to those achieved with traditional instruments. BIOLASE has sold 38,900 laser systems to date in over 90 countries around the world.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/waterlase_laserdentistry, and YouTube at www.youtube.com/biolasevideos.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding anticipated third quarter results and the Company’s efforts to achieve its goal of becoming adjusted EBITDA break-even. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described, from time-to-time, in the “Risk Factors” section of BIOLASE’s annual reports filed on Form 10-K with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

BIOLASE, Inc.

John R. Beaver, Executive Vice President and Chief Financial Officer

833-BIOLASE

jbeaver@biolase.com

or

EVC Group LLC

Michael Polyviou / Todd Kehrli

(732) 933-2754

mpolyviou@evcgroup.com / tkehrli@evcgroup.com